Stan J.H. Lee, CPA
2160 North Central Rd., Suite 203, Fort Lee, NJ 07024
PO Box 436402, san Ysidro, CA 92143-9402
619-623-7799 Fax 619-564-3408, stan2u@gmail.com



To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of May 19, 2009, on the reviewed financial statements of Cal Alta Auto Glass, Inc. as of March 31, 2009 and for the period then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,




 /s/ Stan J.H. Lee, CPA

__________________________
Stan J.H. Lee, CPA



May 19, 2009
Fort Lee, NJ, 07024








Registered with the Public Company Accounting Oversight Board
Member of New Jersey Society of Certified Public Accountants